SCHEDULE I

THE FILING PERSONS, THEIR DIRECTORS AND EXECUTIVE OFFICERS

The name, business address, position with entity, present principal occupation or employment, and five-year employment history of the directors and executive officers of the relevant company, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupation is conducted, are set forth below. Except as otherwise indicated, each occupation set forth refers to the company of which the person is an officer or director.

GSLD CAPITAL, LLC
	POSITION WITH	PRINCIPAL OCCUPATION OR
NAME AND	GSLD CAPITAL,	EMPLOYMENT AND FIVE-YEAR
ADDRESS	LLC	EMPLOYMENT HISTORY
James P. Martindale 42230 Zevo Drive Temecula, California 92590	Chief Executive Officer and President, Director
On June 29, 2010, the Company appointed James P. Martindale, formerly the Executive Vice President and Chief Operating Officer of the Company, as President and Chief Executive Officer.  Mr. Martindale was elected as a Director in February 2008 by the remaining members of the Board of Directors to fill the vacant Director position following the resignation of John W. Temple.  Mr. Martindale previously served as the Vice President of Manufacturing of the Company from November 12, 2006, until February 20, 2008, and as Executive Vice President, Manufacturing, and its Chief Operating Officer, from February 20, 2008 until June 29, 2010.  Mr. Martindale previously held a position as Senior Director, New Business Development at InFocus Media.  He was responsible for developing and executing new business strategies leveraging InFocus’ software, hardware and service assets to offer digital-media solutions to the education, corporate, and digital advertising markets. In addition to his business development role, Mr. Martindale also held senior positions in Service, Application Engineering, and Technical Sales since joining InFocus in 1999.  Mr. Martindale also brings extensive international manufacturing experience to the Company from his 19 plus years at Hewlett-Packard Co. where he held positions from Mechanical Engineer to Manufacturing Development Manager for HP’s Specialty Printing Systems.

	POSITION WITH	PRINCIPAL OCCUPATION OR
NAME AND	GSLD CAPITAL,	EMPLOYMENT AND FIVE-YEAR
ADDRESS	LLC	EMPLOYMENT HISTORY
Matthew W. Shankle 42230 Zevo Drive Temecula, California 92590	Director
Mr. Shankle was appointed as the Company’s President effective September 11, 1998 and as a Director effective October 3, 1997, from which time he also served as a Vice President of the Company.  On June 29, 2010, Matthew W. Shankle resigned from his positions as President and Chief Executive Officer of the Company, but continues to serve as a Director. As President, he was responsible for the overall day-to-day operations and strategic direction of the Company in conjunction with the Board of Directors.  From June 1996 to September 1997, he served as a consultant to the Company for product research and development (R&D), and was responsible for leading the business development effort of the Company.  From 1995 to 1997, Mr. Shankle served as an operations consultant for several high tech R&D/manufacturing subsidiaries of Telxon Corporation, a NASDAQ listed company.  From 1992 to 1995, Mr. Shankle was employed by Virtual Vision, Inc. as the R&D/manufacturing facility development specialist.  Mr. Shankle began his career at Lockheed Missiles and Space in the San Diego area.

Lawrence F. DeGeorge	Director
Since 1991, Mr. DeGeorge has directed venture capital investment in telecommunications, biotechnology, internet infrastructure, information display screens and financial services as Chief Executive Officer of LPL Investment Group, Inc. and LPL Management Group, Inc.  From 1986 to 1991, Mr. DeGeorge held various positions with Amphenol Corporation, a manufacturer of telecommunications interconnect products, including serving as President from May 1989 to January 1991, Executive Vice President and Chief Financial Officer from September 1986 to May 1989, and as a director from June 1987 to January 1991.  From 1984 to 1986, Mr. DeGeorge served as Executive Vice President of LPL Group, Inc., a company specializing in mergers, acquisitions and leveraged buyouts.  Mr. DeGeorge currently serves as a director of several companies:  (a) iPlan Networks since November 1998, an IP-based CLEC located in Argentina providing voice, data and internet infrastructure services; (b) Cervalis LLC since April 2000, a high-end provider of managed IT server hosting, disaster recovery; and storage; and (c) Miniweb Interactive Ltd. since July 2008, an Interactive Service Provider of converged broadcast and broadband entertainment.  From May 1998 to November 2007, Mr. DeGeorge served as a director of CompleTel, LLC, a multinational provider of switched, local telecommunications and related services.  From November 1998 to September 2001, Mr. DeGeorge served as director of GigaRed S.A., a converged broadband cable television operator providing voice, video, data and internet infrastructure services.  Mr. DeGeorge served as a director of UnitedGlobalCom, Inc., a provider of multi-channel television services, from June 1997 until October 1999, and from September 1987 to January 1991. Mr. DeGeorge was appointed a director of ADTI effective September 2, 1998.

2

After the contributions of shares of Common Stock by Lawrence DeGeorge and Schneider Holdings, GSLD Holdings may be deemed to be the beneficial owner of approximately 12,639,821 shares, or 39.48% of the outstanding shares, of Common Stock, and approximately 176,722,441 shares, or 99.84% of the outstanding shares, of Preferred Stock. After it has converted 174,197,800 shares of Preferred Stock to Common Stock, GSLD Holdings may be deemed to be the beneficial owner of approximately 186,837,621 shares or 90.6% of the outstanding shares of Common Stock, and approximately 2,524,641 shares or 90.01% of the outstanding shares of Preferred Stock.

LAWRENCE F. DEGEORGE.  In addition to the 7,393,941 shares of Common Stock and 134,554,815 shares of Preferred Stock that he holds directly, Mr. DeGeorge also indirectly owns, through his affiliate DeGeorge Holdings III, LLC, a promissory note convertible into an additional 79,319,867 shares of Preferred Stock and warrants to purchase an additional 810,564 of Preferred Stock at an exercise price of $0.084 per share.

ESTATE OF GENE W. SCHNEIDER.  Prior to his death, Gene W. Schneider was the second-largest shareholder of ADTI, directly holding 1,799,170 shares of Common Stock and 42,167,626 shares of Preferred Stock, and beneficially owning, through his affiliate G. Schneider Holdings, Inc., an additional 5,462,379 shares of Preferred Stock.

MARK L. SCHNEIDER.  Mark L. Schneider, son of the late Gene W. Schneider, holds 3,446,710 shares of Common Stock directly. In addition, Mr. Schneider is a beneficiary of the Estate and a member of the Executive Committee for G. Schneider Holdings, Inc.

3

Exhibit (a)(1)

LETTER FROM GSLD HOLDINGS, INC. TO STOCKHOLDERS OF ADVANCE DISPLAY TECHNOLOGIES, INC.

Dear stockholder of Advance Display Technologies, Inc. (the “Company”):

On or about September 23, 2010, GSLD Holdings, Inc. (“Holdings”) intends to take the Company private through a “short-form” merger (the “Merger”). The purposes of this letter and the Schedule 13E-3 Transaction Statement that accompanies this letter are to tell you more about the Merger and why we think it is in the best interests of all shareholders of the Company.

Neither you nor the Company’s Board of Directors is being asked to approve the Merger. Immediately prior to the effective date of the Merger, which will be conducted pursuant to Colorado law, Holdings will own over ninety percent of the total shares of the Company, which is a sufficient number of shares to cause the Merger to occur. In the merger, which we hope will occur September 23, 2010 or as soon thereafter as possible, you will receive one share of common stock in the surviving entity for every one thousand five hundred (1,500) shares of the Company’s common stock that you currently own, and one share of preferred stock in the surviving entity for every one thousand five hundred (1,500) shares of the Company’s preferred stock you currently own.  No fractional shares will be issued. In lieu of any such fractional share interest, each holder will receive cash in an amount equal to the product obtained by multiplying (i) $0.02 (which represents two hundred percent (200%) of the closing sales price of the common stock as reported on the OTCBB on the day immediately prior to the filing of this schedule), by (ii) the number of shares of common stock or preferred stock held by such holder that would otherwise have been exchanged for such fractional share interest. In the event that a single shareholder would be entitled to a payment amount less than one dollar, such shareholder will receive one dollar.

Stockholders of record as of September 23, 2010, will be mailed a Notice of Merger and Appraisal Rights and a Letter of Transmittal. Stockholders receiving such documents should carefully read them. Detailed instructions for surrendering your stock certificates, together with a detailed description of statutory appraisal rights, if applicable, will be set forth in the Notice of Merger and Appraisal Rights and the Letter of Transmittal.  Please do not submit your stock certificates before you have received these documents.

In addition, each stockholder will receive replacement certificates for shares in the surviving entity and/or a cash payment, as the case may be.

After the merger, the common stock will not be publicly traded. ADTI also will not be required to file reports with the Securities and Exchange Commission. In addition, the Merger will have federal income tax consequences for you, and you should consult with your tax adviser in order to understand fully how the Merger will affect you.

Sincerely,

GSLD HOLDINGS, INC.

By:
Name:	James P. Martindale
Title:	Chief Executive Officer and President

Exhibit (a)(2)

FORM OF NOTICE OF

MERGER AND APPRAISAL RIGHTS
________, 2010

To the Former Holders of Series D Convertible Preferred Stock of Advance Display Technologies, Inc.:

Notice is hereby given, pursuant to Sections 7-113-201 and 7-113-203 of the Colorado Business Corporation Act of the State of Colorado (the “CBCA”), that the short-form merger (the “Merger”) of GSLD Holdings, Inc., a Colorado corporation (“Holdings”), with and into Advance Display Technologies, Inc., a Colorado corporation (“ADTI”), became effective on ________, 2010 (the “Effective Date”).  Immediately prior to the Effective Date, Holdings owned more than ninety percent (90%) of the outstanding shares of common stock of ADTI, par value $0.001 (the “Common Stock”), and Series D Convertible Preferred Stock of ADTI, par value $0.001 (the “Preferred Stock,” and together with the Common Stock, the “ADTI Stock”).  Accordingly, under applicable Colorado law, no corporate action was required to be approved by the stockholders of ADTI for the Merger to become effective.

Pursuant to the terms of the Merger, each ADTI stockholder of record as of the Effective Date will receive one (1) fully paid and nonassessable share of common stock in the surviving corporation (the “Surviving Corporation”) for every one thousand five hundred (1,500) shares of ADTI Common Stock.  Similarly, each ADTI stockholder of record as of the Effective Date will receive one (1) fully paid and nonassessable share of Series D convertible preferred stock in the Surviving Corporation for every one thousand five hundred (1,500) shares of ADTI Preferred Stock.  No fractional shares of either the Common Stock or the Preferred Stock will be issued.  Instead, holders who would otherwise be entitled to receive fractional shares will be paid in cash.  Other than the shares of Preferred Stock as to which appraisal rights are exercised (as described below and in the Rule 13e-3 Transaction Statement under Section 13(e) of the Securities Exchange Act of 1934 (the “Schedule 13E-3”)), the holders of fractional shares shall be paid in cash an amount equal to two United States cents (US$0.02) per share, without interest; however, in no event shall a stockholder who is entitled to receive cash for their shares of ADTI Stock receive less than one United States dollar (US$1.00) (the “Cash Consideration”).  As a result of the Merger, the separate corporate existence of Holdings has terminated.

Payment for your ADTI Stock, as well as replacement shares in the Surviving Corporation, if applicable, are enclosed herewith.  Acceptance of such payment within ninety (90) days of the date of this notice will be deemed a waiver of any and all appraisal rights to which you may be entitled (as discussed further below).  In addition, we ask that you return the stock certificate(s) representing such ADTI Stock, together with the enclosed Letter of Transmittal, to the paying agent of the Merger, Corporate Stock Transfer, Inc. (the “Paying Agent”), at the address set forth in the enclosed Letter of Transmittal.  Please read and follow carefully the instructions set forth in the enclosed Letter of Transmittal to obtain payment for your shares of ADTI Stock.

Holders of Preferred Stock who do not wish to accept the Cash Consideration have the right under Colorado law to dissent from the Merger and seek an appraisal of the “fair value” in cash of their Preferred Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger.  Section 7-113-204 of the CBCA provides the procedure by which persons who were stockholders of Preferred Stock at the time of the Merger may seek an appraisal of their shares of Preferred Stock in lieu of accepting the Cash Consideration.  Because there are more than two thousand (2,000) holders of ADTI Common Stock, the CBCA does not provide holders of such Common Stock to have dissenter or appraisal rights.  All written demands for appraisal of shares of Preferred Stock should be sent and delivered to ADTI at the following address and accompanied by the shareholder’s certificated shares for deposit:

Advance Display Technologies, Inc.
42230 Zevo Drive
Temecula, CA 92590-3732
Attention: Jim Martindale
Phone: 951-795-4446
Facsimile: 951-795-4450

           In order to qualify for these rights, you must make a written demand for appraisal pursuant to Section 7-113-204 within 31 days after the date of the mailing of this Notice of Merger and Appraisal Rights and otherwise comply with the procedures for exercising appraisal rights as set forth in the CBCA.  Upon receipt of a demand for payment under Section 7-113-204 of the CBCA from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, ADTI shall restrict the transfer thereof.  In all other respects, however, the provisions of Section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

A copy of Article 113 of the CBCA is attached to this Notice of Merger and Appraisal Rights.  You should carefully read Article 113 of the CBCA, particularly the procedural steps required to perfect appraisal rights, because failure to strictly comply with the procedural requirements set forth in Article 113 of the CBCA will result in a loss of appraisal rights.  YOU ARE URGED TO CONSULT WITH YOUR OWN ATTORNEY REGARDING THE APPRAISAL RIGHTS AVAILABLE TO FORMER SHAREHOLDERS OF PREFERRED STOCK AND THE PROCESS TO PERFECT YOUR APPRAISAL RIGHTS UNDER ARTICLE 113 OF THE CBCA.

Unless you plan to seek an appraisal of all of your shares of Preferred Stock, ADTI requests that you execute (or, if you are not the record holder of such shares, to arrange for such record holder or such holder’s duly authorized representative to execute) and mail postage paid the enclosed Letter of Transmittal to the Payment Agent at the address set forth in the Letter of Transmittal.  You should note that surrendering to ADTI certificates for your shares of ADTI Stock will constitute a waiver of your appraisal rights, if any, under the CBCA.

Please contact ADTI at the address listed above for additional copies of this Notice of Merger and Appraisal Rights or if you have any questions regarding the matters set forth herein.

In connection with the Merger, ADTI and certain of its affiliates filed with the U.S. Securities and Exchange Commission (the “SEC”) the Schedule 13E-3, which was mailed to the stockholders of ADTI with this Notice of Merger and Appraisal Rights on or about August 23, 2010.  In making your decision regarding the exercise of appraisal rights, you are urged to review the Schedule 13E-3 and all related materials.  A copy of the Schedule 13E-3 can be obtained at ADTI’s expense from ADTI if you are a bank or a broker.  The Schedule 13E-3 is also available free of charge on the SEC’s website at http://www.sec.gov.

ADTI in the past has been subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith filed and furnished periodic and current reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters.  Such periodic and current reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E. Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  ADTI’s filings with the SEC are also available to the public from commercial document-retrieval services and on the website maintained by the SEC at http://www.sec.gov.

Very truly yours,
Advance Display Technologies, Inc.

2

FORM OF PAYMENT DEMAND LETTER

To:

Advance Display Technologies, Inc. (“ADTI”)
42230 Zevo Drive
Temecula, CA 92590-3732
Attention: Jim Martindale

From:

[Insert Shareholder Name and Address]

Re:           Payment Demand

Dear Mr. Martindale:

As a former holder of Series D Convertible Preferred Stock of Advance Display Technologies, Inc. (the “Preferred Stock”), I hereby dissent from the short-form merger (the “Merger”) and wish to obtain payment of the “fair value” of my Preferred Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, pursuant to Article 113 of the Colorado Business Corporation Act (“CBCA”).  Pursuant to Section 7-113-209, I hereby demand a payment of US$________ per share in cash, which is my estimate of the fair value of Preferred Stock, including an interest payment of US$ ________.

Accompanied with this demand for payment are my certificates for the Preferred Stock, which I hereby deposit with ADTI pursuant to Section 7-113-204 of the CBCA.  As a shareholder of Preferred Stock who is demanding payment in accordance with Section 7-113-204 of the CBCA, I understand that the only right I have as a shareholder is to receive payment of the “fair value” of my shares of Preferred Stock because the effective date of the corporate action giving rise to my exercise of dissenters’ rights has passed.  Moreover, I understand that this demand for payment and the deposit of my certificates for the Preferred Stock, except as provided in Section 7-113-207 or 7-113-209(1) of the CBCA, is irrevocable.

  Finally, I have caused this demand for payment and the deposit of my certificates for the Preferred Stock to be received by ADTI within 31 days of ________, 2010.  Payment may be made to the shareholder’s address listed above.

Sincerely,

[Insert Shareholder Name]

3

Exhibit (a)(3)

FORM OF LETTER OF TRANSMITTAL

Corporate Stock Transfer, Inc.
3200 Cherry Creek Drive South, Ste. 430
Denver, Colorado 80209
Phone: (303) 282-4800 Fax: (303) 282-5800

[Insert Shareholder Name and Address]

The board of directors and shareholders of GSLD Holdings, Inc. a Colorado corporation (the “Company”) has approved a “short-form” merger under Colorado law with and into Advance Display Technologies, Inc., a Colorado corporation, with an effective date of __________.

Pursuant to the Plan of Merger, dated as of ________, 2010, please complete the following and forward it attached to your certificate(s) to Corporate Stock Transfer, Inc. at the above address.  We recommend that you send your certificate(s) via certified mail.

1)	Name/ Address	2)	Certificate #	Shares

	______________________________		________________	____________
	______________________________		________________	____________
	______________________________		________________	____________
Social Security Number:______________________________________________

3)	SPECIAL MAILING INSTRUCTIONS:

	To: (name/address):	________________________________________________
________________________________________________
________________________________________________

INSTRUCTIONS:
1)	Enter your current address and indicate if this is a change of address.
2)	Enter your certificate number(s) and corresponding number of shares represented by each certificate.
3)
Special Mailing Instructions: Indicate the address to which you desire the replacement certificate(s) mailed.  Note: Please do not complete this section if you wish to have the certificate(s) returned to your present address as indicated in Section 1 above.

4)	There is no need to endorse your certificate(s), as there will be no change in registration.
5)	Include your payment for transfer/mailing fees, made payable to Corporate Stock Transfer, Inc.

Exhibit (a)(4)

NOTICE TO SHAREHOLDERS OF

ADVANCE DISPLAY TECHNOLOGIES, INC.

Supplement to the Transaction Statement on Schedule 13E-3 dated August 16, 2010

Dear stockholder of Advance Display Technologies, Inc. (the “Company”);

Please find enclosed herewith a supplement (the “Supplement”) to the Transaction Statement on Schedule 13E-3 dated August 16, 2010 (the “Transaction Statement”). This Supplement is being provided for your review in connection with the regulatory review process of the U.S. Securities and Exchange Commission (the “SEC”).

On August 16, 2010, GSLD Holdings, Inc. (“Holdings”), along with its shareholders Lawrence F. DeGeorge, the Estate of Gene W. Schneider, and Mark L. Schneider (together with Holdings, the “Filing Persons”), filed with the SEC a Transaction Statement (the “Transaction Statement”) pursuant to Rule 13e-3 under Section 13(e) of the Securities Exchange Act of 1934. The purpose of the Transaction Statement was to describe a series of proposed transactions through which the Filing Persons intend to take the Company private through a “short-form” merger (the “Merger”). Shortly after filing the Transaction Statement, the Filing Persons sent you a complete copy of the Transaction Statement by mail. In connection with the subsequent review of the Transaction Statement conducted by the SEC, the Filing Persons, in consultation with the Company, deemed it advisable to amend the Transaction Statement in accordance with comments provided by the staff of the SEC, and to file an amended version of the Transaction Statement (the “Amended Transaction Statement”) with the SEC.

Enclosed is a supplement to the Transaction Statement (the “Supplement”), which provides additional information concerning the Merger.  As described in the initial Transaction Statement, neither you nor the Company’s Board of Directors is being asked to approve the Merger.  Immediately prior to the effective date of the Merger, which will be conducted pursuant to Colorado law, the Filing Persons will own over ninety percent of the total shares of the Company, which is a sufficient number of shares to cause the Merger to occur. However, in light of the Filing Persons’ decision to mail this Supplement to shareholders, the effective date of the Merger has been postponed until September 23, 2010 at 5:00 p.m. Eastern Standard Time (“EST”), rather than on or about September 17, 2010, as initially proposed.  As a result, only stockholders of record as of September 23, 2010 at 5:00 p.m. (EST) will be eligible to participate in the Merger.  Copies of the complete Amended Transaction Statement may be inspected, without charge, at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. and 3 p.m., and should also be available through the internet at no charge by using the SEC’s EDGAR Archive, which is located at http://www.sec.gov/edgar.shtml.

As previously disclosed, in connection with the Merger, each shareholder of record as of September 23, 2010 at 5:00 p.m. Eastern Standard Time (EST) will receive one share of common stock in the surviving entity for every one thousand five hundred (1,500) shares of the Company’s common stock that such shareholder owns as of September 23, 2010 at 5:00 p.m. Eastern Standard Time (EST), and one share of preferred stock in the surviving entity for every one thousand five hundred (1,500) shares of the Company’s preferred stock owned by such shareholder as of September 23, 2010 at 5:00 p.m. Eastern Standard Time (EST). No fractional shares will be issued. In lieu of any such fractional share interest, each holder will receive cash in an amount equal to the product obtained by multiplying (i) $0.02 (which represents two hundred percent (200%) of the closing sales price of the common stock as reported on the OTCBB on the day immediately prior to the filing of the Transaction Statement), by (ii) the number of shares of common stock or preferred stock held by such holder that would otherwise have been exchanged for such fractional share interest. In the event that a single shareholder would be entitled to a payment amount less than one dollar, such shareholder will receive one dollar.

While the trading market for the Company’s common stock is extremely thin, especially for smaller shareholders who would be cashed out in the Merger, shareholders who wish to avoid being included in the Merger, or who wish to change the number of shares they own so as to avoid being cashed out or alternatively continuing as shareholders in the post-Merger surviving entity, as the case may be, may do so by effecting a trade or other transfer prior to September 23, 2010 at 5:00 p.m. Eastern Standard Time (EST).

Please note that any trades or transfers of the Company’s securities made after September 23, 2010 at 5:00 p.m. Eastern Standard Time (EST) will not be given effect in connection with the Merger.

Sincerely,

GSLD HOLDINGS, INC.

By:	/s/ James P. Martindale
Name:	James P. Martindale
Title:	Chief Executive Officer and President

THE TRANSACTION DESCRIBED IN THIS SUPPLEMENT TO TRANSACTION STATEMENT ON SCHEDULE 13E-3 HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY, NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUPPLEMENT TO TRANSACTION STATEMENT ON SCHEDULE 13E-3

The information contained in this Supplement is in addition to the information contained in the Transaction Statement dated as of August 16, 2010, as amended, and reflects the changes contained in the Amended Transaction Statement dated as of September 14, 2010. This Supplement is being provided to you for your convenience in understanding the changes that have been made to the Transaction Statement. Copies of the complete Amended Transaction Statement may be inspected, without charge, at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. and 3 p.m., and should also be available through the internet at no charge by using the SEC’s EDGAR Archive, which is located at http://www.sec.gov/edgar.shtml. Unless defined elsewhere in this Supplement, all capitalized words and terms in this Supplement have the meaning given to them in the Transaction Statement.

Record Date and Effective Date

The Filing Persons intend to consummate the Merger on September 23, 2010 at 5:00 p.m. Eastern Standard Time (EST) (rather than September 17, 2010, as originally disclosed). Only those shareholders who are shareholders of record as of September 23, 2010 at 5:00 p.m. Eastern Standard Time (EST) will be eligible to participate in the Merger.

Special Factors

In the section of the Transaction Statement titled “Special Factors—Background of the Merger” on page 8, the Filing Persons have amended the Transaction Statement to include the following information:

History of the Company’s Marketing, Product Development and Deployment Efforts Prior to the Foreclosure

Prior to the Foreclosure (as discussed below), the Company had been marketing its SkyNet™ technology, which was successfully demonstrated for the first time in December of 2007, for at least two years. The SkyNet™ product is a mesh LED Screen with a plurality of LED modules distributed in a grid matrix format with a spacing of 50 millimeters, utilizing a stainless steel mesh backplane to provide flexibility. The product is designed to be thin, lightweight, sunlight readable and to run video at 60 frames per second. The SkyNet™ screen is 50% transparent, thereby allowing light and air to pass through, and is designed to be installed and operational in one day.

The Company began manufacturing the SkyNet™ screen in June 2008. The Company installed its first completed screen on the Colorado Convention Center in Denver on August 11, 2008, as its beta test sign for marketing purposes, where it was to be used to air video advertisements and live programming during the Democratic National Convention in Denver. Unfortunately, this first SkyNet™ screen experienced an unacceptable level of “string failures,” with random portions of the video display losing power or going dark. The Company ultimately determined, via x-ray analysis and other investigative techniques, that these performance failures were the result of noncompliant and defective parts provided by a key supplier. Due to the extent of the defective components provided by the supplier, the screen had to be removed prior to the commencement of the Convention. It was ultimately determined that the Screen could not be repaired and offered for sale for outdoor use but could only be used internally for marketing demonstrations and for ongoing development and testing.

The failure of the first production SkyNet™ screen was a serious setback for the Company’s nascent production and marketing program. Production of additional screens was halted for several months while the Company investigated the source of the performance failure and established new quality control procedures, including enhanced testing procedures to detect noncompliant or defective parts and design improvements to reduce the impact of such parts on screen performance. Production of SkyNet™ screen displays did not resume until December of 2008, when the Company obtained fully compliant parts from the supplier and eliminated all potential sources of failure besides the defective and noncompliant parts.

In March 2010, the Company completed additional rework on this screen, including increasing its width by approximately five feet. The Company then entered into an agreement with The Music Box LLC to install this screen inside the newly renovated Music Box Theatre on Hollywood Boulevard, in Los Angeles, California. The Music Box is using the screen to enhance performances at the theatre using video content or background lighting. While the Company received no payment for the theatre’s use of the screen or its installation, the Company has the right to demonstrate this screen to potential new customers in a working customer installation environment. When it installed the screen at The Music Box, the Company hoped to share in future revenue generated through advertising on this screen, if any, but it never received any such revenue prior to the Foreclosure (discussed below).

During the quarter ended March 31, 2010, the Company continued its domestic and international sales and marketing efforts. International marketing efforts included attendance at the Façade Design and Engineering show in Dubai, U.A.E., where management made presentations to architects concerning the potential enhancements and advantages of adding LED lighting and signage to the façade of large building structures, focusing on the capabilities of the Company’s SkyNet™ Screen and installation, cost, power consumption and other characteristics. In addition, site visits to potential customer installations were conducted in both Dubai and Abu Dhabi. Management also attended the Digital Signage Exposition in Las Vegas and conducted site visits to potential customer installation locations there. While the Company had entered into an agreement to install a screen in Dubai on a non-revenue, trial basis in September of 2009, the Company was unable to get the necessary approvals to have that screen installed in Dubai prior to the Foreclosure (discussed below).

On June 15, 2010, the Company entered into a License and Revenue Sharing Agreement (the “Times Square Agreement”) with Times Square Tower Associates, LLC (“Building Owner”). Pursuant to the Agreement, the Company agreed to exhibit its SkyNetTM flexible mesh video display screen (the “Times Square Screen”) at 7 Times Square, New York, New York for a term through June 30, 2014 (the “Term”). Under the Times Square Agreement, the Company would remain the sole owner of the Times Square Screen and would be responsible for obtaining the placement of advertising on the Times Square Screen during the Term. All advertising monies actually received by the Company or Building Owner would be shared by the Company and Building Owner in the manner described in the Times Square Agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on June 21, 2010.

Shortly after entering into the Times Square Agreement, on June 29, 2010, the Company’s principal lender, DH3, foreclosed upon all the assets of the Company, which had been pledged as collateral under the loan agreements between the Company and DH3, including the tangible and intangible property representing the SkyNetTM product (the “Foreclosure”). The Times Square Agreement and the Music Box installation were among the assets taken by DH3 in the Foreclosure. After the Foreclosure, the Company no longer had any operations or assets, so all further marketing, product development and deployment efforts ceased at that time.

Financial and Other Forecasts

The Company did not prepare any financial or other forecasts in anticipation of the Foreclosure, but the Company and DH3 jointly engaged an independent appraisal firm to determine the fair market value of the Company’s collateral in anticipation of possible foreclosure. In connection with the preparation of the appraisal, the Company did provide some forward looking information to DH3 and to the appraisal firm, including some internal sales forecasts. Because the Company never completed a sale of a SkyNetTM display screen notwithstanding its active marketing of the product since 2008 and its own anticipated sales during that period, the Company and the Filing Persons determined that the hastily developed projections provided to the appraisal firm were not sufficiently reliable or probative for disclosure in connection with the Foreclosure or the Merger, respectively.

Purpose

In the section of the Transaction Statement titled “Purpose” on page 9, the Filing Persons have amended the Transaction Statement to include the following information:

Background of the Foreclosure

The special committee of the Company’s Board of Directors (the “Committee”) that negotiated the terms of the Foreclosure and the related Release Agreement with DH3 sought to preserve as much value as possible for the Company and its shareholders notwithstanding the Company’s default under the Loan Agreement and its inability to cure that default. The Committee ultimately obtained (i) an agreement from DH3 to accept a portion of the financial burden of the Company’s ongoing affairs and (ii) a promise from the Lender’s affiliate, ADTI Media, LLC, to make royalty payments equal to 20% of any revenues generated by ADTI Media from the Collateral, if any, for the next three (3) years (the “Royalties”) in exchange for the Company’s release of all potential claims against DH3 and its affiliates. The Committee recognized that, in light of the Company’s own failure to sell any SkyNetTM display screens, the payment of any Royalties by ADTI Media would be highly speculative. The Committee also recognized that, in light of the remaining $6.6 million debt of the Company to DH3 after the Foreclosure, the likelihood that the Royalties would ever provide enough income to the Company to repay that debt and then deliver a return to its shareholders was even more uncertain. Nevertheless, the Committee concluded that, if ADTI Media did somehow realize sufficient sales success in the period following the Foreclosure to repay the Company’s debt and then provide a return to the Company’s shareholders, then the Committee would have fulfilled its fiduciary duties by providing the Company and its shareholders with an opportunity to participate, albeit for a limited period of time, in that success, irrespective of its likelihood at the time of the Foreclosure. While there can be no assurance that ADTI Media will ever generate the sales necessary to pay significant Royalties, the Company and the Filing Persons believe that, by obtaining the right to those Royalties, the Committee made its best efforts to obtain some potential benefit for the Company and its shareholders notwithstanding the Foreclosure.

Reasons

In the section of the Transaction Statement titled “Reasons” on page 9, the Filing Persons have amended the Transaction Statement to include the following information:

Effective Date of the Merger

Shareholders holding shares on the effective date of the Merger have no discretion regarding whether or to what extent their shares will be cashed out or exchanged for shares in the surviving entity. Such determination is made solely on the basis of how many shares were held by each shareholder of record as of the close of business on the effective date of the Merger.  While the trading market for the Company’s common stock is extremely thin, especially for smaller shareholders who would be cashed out in the Merger, shareholders who wish to avoid being included in the Merger, or who wish to change the number of shares they own so as to avoid being cashed out or alternatively continuing as shareholders in the post-Merger surviving entity, as the case may be, may do so by effecting a trade or other transfer of some or all of their shares prior to September 23, 2010, the effective date of the Merger.  For example, shareholders who wish to continue to hold shares after the Merger but who currently hold less than 1,500 shares could acquire additional shares prior to the effective date in order to avoid being cashed out in the Merger.  On the other hand, shareholders who currently hold more than 1,500 shares but who wish to be cashed out in the Merger can seek to sell or otherwise transfer some or all of their shares prior to the effective date.

Fairness of the Merger

In the section of the Transaction Statement titled “Fairness of the Merger” on page 15, the Filing Persons have amended the Transaction Statement to include the following information:

Fairness of the Merger to All Shareholders

While the form of consideration received by shareholders in the Merger will be different based on whether a given shareholder holds more or less than 1,500 shares, the Company and the Filing Persons nevertheless believe that the Merger is fair to both categories of shareholders. Those who hold over 1,500 shares (the “Continuing Shareholders”) will receive equity interests in a leaner company—one in which its limited resources are not diverted to the burden and expense of maintaining SEC registration with no corresponding benefit of increased liquidity, and one that holds a small continuing interest, via the Royalties, in the Company’s former business of producing and selling the SkyNet™ video display screens. While those who hold under 1,500 shares (the “Cashed Out Shareholders”) will be cashed out and will not have an opportunity to share in the future returns, if any, from the Royalties, they will nevertheless receive a premium of at least 200% (based on market prices before the announcement of the Merger) on shares that are barely liquid, if at all. Moreover, because the small amount of cash payments being made to Cashed Out Shareholders in the Merger is actually being borne by DH3 pursuant to the Release Agreement, those payments are not an indirect burden on the Continuing Shareholders. Thus, the Company and the Filing Persons believe that the Merger offers all shareholders more value than they would have been able to achieve in the absence of the Merger. For these reasons, even though they are receiving different forms of consideration, the Company and the Filing Persons believe that the Merger is fair to both Cashed Out Shareholders and Continuing Shareholders.

Exhibit (d)(1)

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made as of this 13th day of August 2010, by and among GSLD Holdings, Inc., a Colorado corporation (the “Company”), and those certain stockholders of Advance Display Technologies, Inc., a Colorado corporation (“ADTI”), who have signed the signature pages hereto (collectively, the “Contributing Stockholders”), to be effective as of the later of: (i) thirty-one (31) days following the date of the filing by the Company of a Transaction Statement under Section 13(e) of the Securities and Exchange Act of 1934 (the “Schedule 13E-3”) with the Securities and Exchange Commission (the “SEC”) or (ii) the date that the SEC approves the Company’s Schedule 13E-3.

RECITALS

A.           The Company has filed the Schedule 13E-3 with the Securities and Exchange Commission announcing its intention to cause the Company to effect a “short-form” merger (the “Merger”) with and into ADTI under Section 7-111-104 of the Colorado Business Corporation Act (the “CBCA”), with ADTI as the surviving corporation (the “Surviving Corporation”), pursuant to which the stockholders of ADTI, including the Company, will receive (i) one share of common stock of the Surviving Corporation for every one thousand five hundred (1,500) shares of ADTI common stock, par value $0.001 per share (the “ADTI Common Stock”), held prior to the merger and (ii) one share of Series D convertible preferred stock of the Surviving Corporation for every one thousand five hundred (1,500) shares of ADTI Series D convertible preferred stock, par value $0.001 per share (the “ADTI Preferred Stock”), held prior to the merger (together with the ADTI common stock, the “ADTI Stock”), with the holders of fractional shares to be paid in cash.

B.           To effect the Merger, pursuant to the terms and conditions set forth herein, the Contributing Stockholders desire to contribute to the Company, immediately prior to the Merger, all of their respective shares of ADTI Stock, as of such time (the “Effective Time”).

C.           Following the contribution by the Contributing Stockholders of their shares of ADTI Stock pursuant to this Agreement, the Company will be the beneficial owner of approximately 90% of the outstanding shares of ADTI Stock.

D.           The Contributing Stockholders desire to evidence herein their consent to, and approval of, the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:

1.           Interpretation of this Agreement.

(a) Terms Defined. As used in this Agreement, the following terms when used in this Agreement have the meanings set forth below:

 “ADTI” shall have the meaning given to it in the preamble of this Agreement.

“ADTI Stock” shall have the meaning given to it in the recitals of this Agreement.

“Agreement” means this Contribution Agreement and all exhibits and schedules hereto, as amended, modified or supplemented from time to time.

“CBCA” shall have the meaning given to it in the recitals of this Agreement.

 “Company Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company Preferred Stock” means the Company’s Series D convertible preferred stock, par value $0.001 per share.

“Company” shall have the meaning given to it in the preamble of this Agreement.

“Contributed Shares” shall have the meaning given to it in Section 2(a) of this Agreement.

“Effective Time” shall have the meaning given to it in the recitals of this Agreement.

“Merger” shall have the meaning given to it in the recitals to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended.

 “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or other ownership interests or (b) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Shares” shall have the meaning given to it in Section 2(b) of this Agreement.

 “Surviving Corporation” shall have the meaning given to it in the recitals to this Agreement.

 (b) Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

2.           Contribution of ADTI Stock; Issuance of Shares; Consent to Merger.

(a) Contribution of ADTI Stock. At the Effective Time, the Contributing Stockholders shall contribute, assign and transfer to the Company, and the Company shall accept, all of the shares of ADTI Stock held by the Contributing Stockholders as set forth opposite each Contributing Stockholder’s name on Exhibit A hereto (the “Contributed Shares”), free and clear of all liens, claims, encumbrances and restrictions of any kind whatsoever.

(b) Issuance of Shares. In consideration for each Contributing Stockholder’s contribution of the Contributed Shares to the Company pursuant to Section 2(a) of this Agreement, the Company shall issue the Company Common Stock or Company Preferred Stock as set forth opposite each Contributing Stockholder’s name on Exhibit A hereto (the “Shares”), free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever at a ratio of: (a) one (1) fully paid and nonassessable share of Company Common Stock for every one (1) issued and outstanding share of ADTI Common Stock; and (b) one (1) fully paid and nonassessable share of Company Preferred Stock for every one (1) issued and outstanding share of ADTI Preferred Stock.

(c) Consent to the Merger. Each Contributing Stockholder, as evidenced by its signature hereto, in lieu of a special meeting of the stockholders of the Company, does hereby consent to and approve (i) the Merger, (ii) the execution, delivery and performance by the Company of a Plan of Merger pursuant to Section 7-90-203.3 of the CBCA, and (iii) the other transactions contemplated herein and therein.

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(d) Representations and Warranties of the Company. The Company hereby represents and warrants to the Contributing Stockholders as follows:

(i) Organization; Power and Authority. The Company is a Colorado corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Before giving effect to the transactions contemplated herein, the Company does not have any Subsidiaries, and does not own, directly or indirectly, any capital stock or other equity interests in any other Person.

(ii) Authorization of Transaction; Agreement Binding. The Company has full corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency or similar laws which affect creditors’ rights generally.

(iii) No Conflict. The execution, delivery and performance of this Agreement by the Company does not and will not violate, conflict with, or result in a breach of or default under (A) the Company’s certificate of incorporation or bylaws; (B) any applicable law, order, judgment or decree; or (C) any agreement, contract, understanding, mortgage, indenture or other obligation to which the Company is a party or by which any of its assets or properties are bound.

(e) Representations and Warranties of the Contributing Stockholders. Each Contributing Stockholder hereby represents and warrants to the Company as follows:

(i) Capacity. The Contributing Stockholder has full capacity to execute and deliver, and to perform such Contributing Stockholder’s obligations under, this Agreement.

(ii) Agreement Binding. This Agreement constitutes the valid and legally binding obligation of the Contributing Stockholder, enforceable in accordance with its terms.

(iii) Acquisition for Investment. The Contributing Stockholder is acquiring the Shares for investment solely for such Contributing Stockholder’s account and not with a view to or for sale in connection with any distribution thereof in violation of the federal securities laws, applicable state securities laws or this Agreement.

(iv) Accredited Investor. The Contributing Stockholder is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

(v) Title to Contributed Shares. The Contributing Stockholder owns the Contributed Shares set forth opposite such Contributing Stockholder’s name on Exhibit A hereto, free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever.

3.           Termination. This Agreement and the obligation of the Contributing Stockholders to contribute the Contributed Shares will terminate automatically and immediately upon (i) the full discharge of the obligations herein in connection with the Merger or (ii) one hundred eighty days (180) days following the filing of the Schedule 13E-3 if the Merger has not been approved by the Securities and Exchange Commission unless the parties shall otherwise agree.

4.           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

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5.           Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

6.           Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.

7.           Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Contributing Stockholders, the Company, and their respective successors and assigns and, where applicable, heirs and personal representatives.

8.           Choice of Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado without regard to conflicts of laws principles thereof and all questions concerning the validity and construction of this Agreement shall be determined in accordance with the laws of such state. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF COLORADO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY’S SUCCESSOR’S AND ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

9.           Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or relating to this Agreement, or any of the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications expressed above.

10.           Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

11.           Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent or agreement of the Contributing Stockholders and the Company.

12.           Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.

13.           No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF, intending to be legally bound hereby, each of the undersigned has duly executed and delivered this Contribution Agreement as of the day and year set forth above.

GSLD HOLDINGS, INC.

By:	/s/ James P. Martindale

Name:	James P. Martindale
Title:	Chief Executive Officer and President

LAWRENCE F. DEGEORGE

By:	/s/ Lawrence F. DeGeorge

ESTATE OF GENE W. SCHNEIDER

By:	/s/ Tina M. Wildes

Name:	Tina M. Wildes
Title:	Executor

MARK L. SCHNEIDER

By:	/s/ Mark L. Schneider

Exhibit A

Shareholder	Shares of ADTI Common Stock	Shares of ADTI Preferred Stock	Shares of Holdings Common Stock	Shares of Holdings Preferred Stock
Lawrence F. DeGeorge	7,393,941	134,554,815	7,393,941	134,554,815
Estate of Gene W. Schneider	1,799,170	42,167,626	1,799,170	42,167,626
Mark L. Schneider	3,446,710	-	3,446,710	-

Exhibit (d)(2)

FORM OF AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September __________, 2010 (the “Agreement”), is to provide for the merger of GSLD Holdings, Inc., a Colorado corporation (“Holdings”), with and into Advance Display Technologies, Inc., a Colorado corporation (“ADTI”).  Holdings and ADTI are sometimes hereafter referred to individually as the “party” and collectively as the “parties.”

RECITALS

A.           The board of directors of Holdings has approved this Agreement on the terms and subject to the conditions set forth in this Agreement, and has submitted this Agreement to its stockholders pursuant to Colorado Revised Statute § 7-111-103 with a recommendation that it be approved by them.

B.           ADTI is a corporation duly organized and existing under the laws of the State of Colorado, having an authorized capital stock of Two Billion (2,000,000,000) shares consisting of One Billion (1,000,000,000) shares of common stock, with a par value of $0.001 (the “Common Stock”), and One Billion (1,000,000,000) shares of Series D convertible preferred stock, with a par value of $0.001 (the “Preferred Stock”).

C.            209,017,486 shares of ADTI stock, comprised of 32,014,723 shares of Common Stock and 177,002,763 shares of Preferred Stock (the Preferred Stock together with the Common Stock, the “ADTI Stock”), are issued and outstanding and are the only shares and classes of capital stock of ADTI issued and outstanding.

D.           Each of the stockholders of ADTI listed on Exhibit A have entered into a Contribution Agreement, dated as of August __________, 2010 (the “Contribution Agreement”), pursuant to which such stockholders have, among other things, contributed their ADTI Stock to Holdings in exchange for all of the issued and outstanding shares of common stock and Series D convertible preferred stock of Holdings.

E.           After Holdings acquires at least ninety percent (90%) of each class of ADTI stock pursuant to the Contribution Agreement, Holdings shall merge with and into ADTI pursuant to the Colorado “short-form” merger statute (the “Merger,” and together with the other transactions contemplated by this Agreement, the “Transactions”), whereby each share of issued and outstanding ADTI Stock shall be converted into the right to receive shares of the Surviving Corporation (as defined below) at a conversion ratio of one thousand five hundred (1,500) shares of ADTI Stock for every one (1) share of the Surviving Corporation.   No fractional shares will be issued.  Instead, holders who would be entitled to receive fractional shares will receive an amount in cash, without interest, equal to two United States cents (US$0.02) per share; however, in no event shall a stockholder who is entitled to receive cash for their shares of Common Stock or Preferred Stock receive less than one United States dollar (US$1.00) (the “Cash Consideration”).

F.           The board of directors of Holdings has (i) unanimously determined that this Agreement and the Transactions, including the Cash Consideration, are advisable and in the best interests of ADTI and its stockholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the Transactions, including the Cash Consideration, and (iii) subject to the terms and conditions contained herein, resolved to recommend that the stockholders of Holdings adopt this Agreement and the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, the parties hereby agree as follows:

1.           Merger.  Upon the terms and subject to the conditions set forth in this Agreement, Holdings shall be merged with and into ADTI pursuant to the Colorado “short-form” merger statute and the separate existence of Holdings shall thereupon cease and ADTI shall be the surviving corporation (in such capacity, the “Surviving Corporation”).  The name of the Surviving Corporation shall be Advance Display Technologies, Inc.

2.           Effective Time.  The Merger shall become effective on September 23, 2010 at 5:00 p.m. Eastern Standard Time (the “Effective Time”).

3.           [Reserved]

4.           Governing Documents.

(a)           The articles of incorporation of ADTI, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with applicable law.

(b)           The bylaws of ADTI, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with applicable law.

5.           Effects of Merger; Officers and Directors.

(a)           At the Effective Time, the separate corporate existence of Holdings shall cease, and ADTI as the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, disabilities, and duties of Holdings; and all rights, privileges, powers and franchises of Holdings, and all property, real, personal and mixed, and all debts due to Holdings on whatever account, as well as for share subscriptions and all other things in action belonging to Holdings, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of Holdings, and the title to any real estate vested by deed or otherwise in Holdings shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of Holdings shall be preserved unimpaired, and all debts, liabilities and duties of Holdings shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.  All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Holdings and its shareholders, board of directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of ADTI and shall be as effective and binding thereon as the same were with respect to Holdings.

(b)           At the Effective Time, the officers and directors of ADTI shall become the officers and directors of the Surviving Corporation to hold the positions in the Surviving Corporation to which they have been elected as officers of ADTI and to serve in accordance with the bylaws of the Surviving Corporation.

6.           Further Assurances.  From time to time, as and when required by the Surviving Corporation, or by its successors and assigns, there shall be executed and delivered on behalf of Holdings such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Holdings, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Holdings or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

7.           Conversion of Securities in the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

(a)           All shares of Common Stock and Preferred Stock that are held in ADTI’s treasury shall be canceled and cease to exist and no cash or other consideration shall be delivered in exchange therefor.

(b)           Each ADTI stockholder of record as of the Effective Time who holds in the aggregate less than one thousand five hundred (1,500) shares of ADTI Stock shall be entitled to receive for each issued and outstanding share of ADTI Stock held by such stockholder, unless such stockholder exercises his, her or its dissenters’ rights pursuant to Section 9 of this Agreement, an amount in cash, without interest, equal to two United States cents (US$0.02) per share; however, in no event shall a stockholder who is entitled to receive cash for their shares of ADTI Stock under this Section 7(b) receive less than one United States dollar (US$1.00).  All such shares, when so converted under this Section 7(b), shall be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder of a certificate that, immediately prior to the Effective Time, represented such shares (a “Stock Certificate”), shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Stock Certificate in accordance with Section 8 of this Agreement, the Cash Consideration, and any amounts payable pursuant to Section 8(c) of this Agreement.

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(c)           Each ADTI stockholder of record as of the Effective Time who holds in the aggregate one thousand five hundred (1,500) shares or more of ADTI Stock shall automatically receive (without surrender of stock certificates or any other action): (i) one (1) fully paid and nonassessable share of common stock (the “Surviving Corporation Common Stock”) for each one thousand five hundred (1,500) issued and outstanding shares of Common Stock held by such stockholder, and (ii) one (1) fully paid and nonassessable share of Series D convertible preferred stock (the “Surviving Corporation Preferred Stock”) for each one thousand five hundred (1,500) issued and outstanding shares of Preferred Stock held by such stockholder (the “Stock Conversion”).  After the Stock Conversion, any remaining fractional shares held by a stockholder under this Section 7(c) shall be disposed of, in accordance with Colorado law, by paying such stockholder an amount in cash, without interest, equal to the product of two United States cents (US$0.02) multiplied by the number of fractional share(s) of ADTI Stock held by such stockholder; however, in no event shall a stockholder who is entitled to receive cash for their fractional shares of ADTI Stock under this Section 7(c) receive less than one United States dollar (US$1.00).  By way of example, if an ADTI stockholder of record as of the Effective Time holds in the aggregate two thousand shares (2,000) of Common Stock and one thousand five hundred (1,500) shares of Preferred Stock, then at the Effective Time such stockholder would receive one (1) fully paid and nonassessable share of Surviving Corporation Common Stock, one (1) fully paid and nonassessable share of Surviving Corporation Preferred Stock and ten United States dollars (US$10.00).

8.           Surrender and Payment.

(a)           Paying Agent and Exchange Fund.  Holdings shall authorize one or more transfer agent(s) to act as paying agent hereunder (the “Paying Agent”) with respect to the Merger.  On the Effective Date, Holdings or ADTI shall deposit, or Holdings or ADTI shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, in trust with the Paying Agent for the benefit of the holders of ADTI Stock that are entitled to payment under Sections 7(b) and 7(c) of this Agreement, cash in an aggregate amount equal to $[__________] (such amount, the “Exchange Fund”).  The Paying Agent shall deliver the applicable Cash Consideration out of the Exchange Fund.  Except as contemplated by Section 8(c) of this Agreement, the Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures.  As soon as practicable after the Effective Time, Holdings shall cause the Paying Agent to send to each holder of record of a Stock Certificate as of the Effective Time a letter of transmittal for use in the exchange contemplated by Section 7 of this Agreement and instructions for use in effecting the surrender of Stock Certificates in accordance with this Agreement (together, the “Exchange Instructions”).  The Surviving Corporation shall cause the Paying Agent to pay to each person entitled thereto a check in the amount of the Cash Consideration to which such person is entitled, after giving effect to any required tax withholdings.

(c)           Termination of Exchange Fund.  Any portion of the Exchange Fund made available to the Paying Agent to pay for ADTI Stock for which appraisal rights have been perfected shall be returned to the Surviving Corporation upon demand.  Any portion of the Exchange Fund that remains unclaimed by the holders of ADTI Stock one year after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not received payment of such holder’s Stock Certificates in accordance with this Section 8 prior to that time shall thereafter look only to the Surviving Corporation to pay amounts to which such holder may be entitled pursuant to this Section 8.  Neither Holdings nor the Surviving Corporation shall be liable to any holder of ADTI Stock for any such Cash Consideration from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar law.

(d)           Withholding.  Each of Holdings, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of ADTI stock such amounts as Holdings, the Surviving Corporation or the Paying Agent determines is required to be deducted and withheld under the Code or any provision of state, local, or foreign tax law with respect to the making of such payment.  To the extent that amounts are so withheld by Holdings, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of ADTI Stock in respect of which such deduction and withholding was made by Holdings, the Surviving Corporation or the Paying Agent, as the case may be.

9.           Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, shares of Preferred Stock that are held by any record holder who is entitled to and has demanded appraisal rights (the “Dissenting Shares”) in accordance with the Colorado Business Corporation Act (the “CBCA”) shall not be converted into the right to receive the Cash Consideration but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the CBCA; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the CBCA, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Cash Consideration without interest.  Notwithstanding the forgoing, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease.  The Surviving Corporation shall comply with all of its obligations under the CBCA with respect to holders of Dissenting Shares.

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(b)           ADTI shall give Holdings (i) prompt written notice of any demands for appraisal, any withdrawals of such demands received by ADTI and any other related instruments served pursuant to the CBCA and received by ADTI, and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for appraisal under the CBCA.  ADTI shall not, except with the prior written consent of Holdings, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

10.           Stock Options.  As of March 31, 2010, ADTI had approximately 4,478,125 stock options outstanding and approximately 20,521,875 of additional stock options authorized. All stock options are governed by ADTI’s 2007 Equity Incentive Plan (the “Plan”). Pursuant to Article V of the Plan, upon consummation of the Merger and thirty (30) days notice to all optionholders, all of the outstanding options shall automatically terminate and be of no further force and effect whatsoever.  ADTI intends to deliver such notice concurrently with the filing of a Transaction Statement under Section 13(e) of the Securities Exchange Act of 1934 so that all outstanding options shall be terminated upon the consummation of this Merger.

11.           Closing.  The closing of the Merger will take place at 10:00 a.m. Mountain Standard Time on the date that the Contribution Agreement becomes effective, as set forth in the Contribution Agreement, at the offices of Davis Graham & Stubbs, LLP, located at 1550 Seventeenth Street, Suite 550, Denver, Colorado 80202, unless another time, date or place is agreed to in writing by the parties hereto.

12.           Amendment.  Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties at any time prior to the Effective Time.

13.           Abandonment.  At any time prior to the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the board of directors of Holdings, notwithstanding approval of this Agreement by the stockholders of Holdings, if circumstances arise which, in the opinion of the board of directors of Holdings, make the Merger inadvisable.

14.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and the same agreement.

15.           No Third Party Beneficiaries.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

16.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to the conflict of law principles thereof.

17.           Severability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

18.           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Any assignment in violation hereof shall be null and void.

19.           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All references to “dollars” or “$” shall mean United States dollars.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be signed by its duly authorized officers as of the date first above written.

GSLD HOLDINGS, INC., A COLORADO CORPORATION

By:
James P. Martindale, President

ADVANCE DISPLAY TECHNOLOGIES, INC., A COLORADO CORPORATION

By:
James P. Martindale, President

Exhibit A

List of Shareholders Executing the Contribution Agreement

Lawrence F. DeGeorge
Estate of Gene W. Schneider
Mark L. Schneider

Exhibit (f)

Article 113 of the Colorado Business Corporations Act

7-113-101. Definitions.

For purposes of this article:

(1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) "Shareholder" means either a record shareholder or a beneficial shareholder.

7-113-102. Right to dissent.

(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if:

(I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

(II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1);

(d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2); and

(e) Consummation of a conversion in which the corporation is the converting entity as provided in section 7-90-206 (2).

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of  any class or series of shares that either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or were held of record by more than two thousand shareholders, at the time of:

(a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

(b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

(c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

(a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) Shares of any other corporation which, at the effective date of the plan of merger or share exchange, either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or will be held of record by more than two thousand shareholders;

(c) Cash in lieu of fractional shares; or

(d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

(2) (Deleted by amendment, L. 96, p. 1321, § 30, effective June 1, 1996.)

(2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the  corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103. Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

(a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

(b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record  shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

7-113-201. Notice of dissenters' rights.

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (1).

(2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to  117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (2).

7-113-202. Notice of intent to demand payment.

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters' rights shall:

(a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

(b) Not vote the shares in favor of the proposed corporate action.

(2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

7-113-203. Dissenters' notice.

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

(a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

(b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

(c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

(e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

(f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

(g) Be accompanied by a copy of this article.

 7-113-204. Procedure to demand payment.

(1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

(a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

(b) Deposit the shareholder's certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

7-113-205. Uncertificated shares.

(1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206. Payment.

(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

(a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

(b) A statement of the corporation's estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter's right to demand payment under section 7-113-209; and

(e) A copy of this article.

7-113-207. Failure to take action.

(1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days  after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action.

(1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

7-113-209. Procedure if dissenter is dissatisfied with payment or offer.

(1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

(a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

(b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

(c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

7-113-301. Court action.

(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court for the county in this state in which the street address of the corporation's principal office is located, or, if the corporation has no principal office in this state, in the district court for the county in which the street address of its registered agent is located, or, if the corporation has no registered agent, in the district court for the city and county of Denver. If the corporation is a foreign corporation without a registered agent, it shall commence the proceeding in the county in which the domestic corporation merged into, or whose shares were acquired by, the foreign corporation would have commenced the action if that corporation were subject to the first sentence of this subsection (2).

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302. Court costs and counsel fees.

(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with part 2 of this article; or

(b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and  that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.